 Exhibit 99.2

Investors May Contact:
Ryan Marsh
VP & Treasurer
(770) 418-8211
ir@asburyauto.com

Reporters May Contact:
Sue Mulvoy
(770) 418-8210
smulvoy@asburyauto.com

ASBURY AUTOMOTIVE GROUP ANNOUNCES COO
TO RETIRE IN 2015

Duluth, GA, April 23, 2014 - Asbury Automotive Group, Inc. (NYSE: ABG)(“Asbury” or the “Company”), one of the largest automotive retail and service companies in the U.S., today announced that Michael Kearney, Executive Vice President and Chief Operating Officer, age 62, will retire from those positions on March 31, 2015. Until that time, he will continue to serve as COO. Mr. Kearney announced his retirement to allow Asbury ample time to ensure an orderly transition process.

Asbury's President and Chief Executive Officer, Craig T. Monaghan, stated, “We want to thank Michael for his 24 years of service and countless contributions to Asbury. Michael’s commitment to operational excellence leaves us with a strong operations team and a platform for continued success. We appreciate Michael’s dedication to ensuring a seamless transition and we wish him the best in his future endeavors.”

Mr. Kearney commented, “While I am looking forward to enjoying more time following personal pursuits, I am also excited for Asbury as it is well positioned for the future. I also want to thank all of Asbury’s associates for their dedication and support over the years.”

Mr. Kearney has served as Executive Vice President and COO of the Company since February 2011 and as a member of the Board since October 2012. From March 2009 until February 2011, Mr. Kearney served as Senior Vice President and COO of the Company. Before becoming Senior Vice President and COO, Mr. Kearney served as the President and CEO of our former Eastern Region, which included Nalley Automotive Group in Georgia, Crown Automotive Company in North Carolina, South Carolina, Virginia and New Jersey, and Coggin Automotive Group and Courtesy Auto Group in Florida. Mr. Kearney joined Crown Automotive Company in 1990 as its CFO, and assumed the role of its President and CEO in September 2000. The Company acquired Crown Automotive Company in 1998.

About Asbury Automotive Group, Inc.

Asbury Automotive Group, Inc. (“Asbury”), headquartered in Duluth, Georgia, a suburb of Atlanta, is one of the largest automobile retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 80 retail auto stores, encompassing 101 franchises for the sale and servicing of 29 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.